Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

FLE - Q3 2007 Fleetwood Enterprises, Inc. Earnings Conference Call

Event Date/Time: Mar. 08. 2007 / 10:30AM PT

Thomson StreetEvents	www.streetevents.com	Contact Us

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

Mar. 08. 2007 / 10:30AM PT, FLE - Q3 2007 Fleetwood Enterprises, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kathy Munson

Fleetwood Enterprises, Inc. - Director IR

Elden Smith

Fleetwood Enterprises, Inc. - President & CEO

Boyd Plowman

Fleetwood Enterprises, Inc. - EVP & CFO

Paul Eskritt

Fleetwood Enterprises, Inc. - EVP RV Group

Charley Lott

Fleetwood Enterprises, Inc. - EVP Housing Group

CONFERENCE CALL PARTICIPANTS

Ian Zaffino

Oppenheimer - Analyst

John Diffendal

BB&T Capital Markets - Analyst

Kathryn Thompson

Avondale Partners - Analyst

Jay McCanless

FTN Midwest - Analyst

Robert Rodriguez

First Pacific Advisors - Analyst

Alvin Concepcion

Citigroup - Analyst

Frank Bisk

Pilot - Analyst

Barry Vogel

Barry Vogel & Associates - Analyst

Eddie Sharp

Sharp Associates - Analyst

Michael Christodolou

Inwood - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Welcome to the Fleetwood Enterprises third quarter fiscal 2007 financial results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note, this conference is being recorded. I would now like to turn the call over to Ms. Kathy Munson, Director of Investor Relations. Ms Munson, you may begin.

Kathy Munson - Fleetwood Enterprises, Inc. - Director IR

Thank you, Rosa. Welcome to Fleetwood Enterprises’ conference call for the third quarter of fiscal 2007. I’m Kathy Munson, Director of Investor Relations. First, we hope that all of you have retrieved, via the internet or facsimile, today’s news release announcing Fleetwood’s results for the third quarter ended January 28, 2007. The Company’s 10-Q was also filed today. This call is being broadcast live over the Internet at streetevents.com and earnings.com, and is accessible from our own website, fleetwood.com. A replay of the call will be available at each site shortly after the end of this call and the call is also being taped. If you have any questions about accessing any of this information, please call Pondel Wilkinson Investor Relations office in California at 310-279-5980 after the conference call.

Please be advised that the statements made by Fleetwood Enterprises in today’s press release and during this conference call, that relate to future plans, events or performance are forward-looking statements, and are being made against the backdrop of the SEC Safe Harbor rule. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties and assumptions, including risk factors identified in the Company’s 10-K and other SEC filings. Actual results, events and performance may differ materially. Readers and conference call participants are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may result from change in circumstances or unanticipated events.

With that in mind let’s move on to today’s call with Elden Smith, President and Chief Executive Officer, and Boyd Plowman, Executive Vice President and Chief Financial Officer. The other Fleetwood executives that are available to answer your questions at the conclusion of the introductory comments are Paul Eskritt, Executive Vice President of the RV Group; Charley Lott, Executive Vice President of the Housing Group; Andy Griffiths, Senior Vice President and Chief Accounting Officer; and Lyle Larkin, Vice President and Treasurer. I will now turn the call over to Elden Smith. Elden?

 Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you, Kathy. It is a pleasure to welcome all of you to our third quarter fiscal 2007 conference call. I have been back with Fleetwood for two years now and I think it is probably appropriate for me to provide a brief “State of Fleetwood” message before I get into specifics on our third quarter report. We have spent the past two years re-establishing the Company as a profit-centered, market-focused, decentralized organization with a mandate to make decisions as close to our customers as possible. I will comment on our business units one at a time.

We have continued to improve our motor home products and have seen market share gains in most segments where we participate. We finished the year in the number one position in Class A motor homes, which we have held for quite some time, and also regained the number one position in Class A gas motor homes. We have also introduced new products to compete in viable market areas where we did not formerly participate.

I feel very good about our motor home division and the way it is now positioned in terms of product, operations, and potential profitability. I believe that our travel trailer division, which has required the most attention, is now properly structured, although there is still much to be done. A number of changes were made during the third quarter and subsequent to the end of the quarter. I will address those shortly. The unfavorable market share trends that we have experienced over the past several years appear to have leveled off with the establishment of our more focused decentralized organization and the introduction of our 2007 products. We are optimistic that we will see further gains in calendar 2007 with the additional improvements we will make in our 2008 models. However, the market for travel trailers will more than likely continue to lag last year and be very challenging for at least the next several months. The folding trailer division has responded well to being reestablished as a self-contained unit, although recently retail demand in this market has softened. We improved our industry-leading market share position during calendar 2006. Additional cost-cutting moves have been made and production efficiencies at this single plant operation remain high.

Our Housing Group continues to feel the effects of a deep and prolonged slump in the industry-wide manufactured housing shipments. However, this business unit has responded well under the circumstances. We continue to pursue new markets, strengthen our distribution network, and enhance the design of our homes. As we see success, we will increase production and generate higher revenues. Meanwhile, we continue to focus on the Group’s cost structure and evaluate the potential for raising capacity utilization through plant consolidation or conversion to modular production. We have cut overhead and labor costs significantly throughout the Company. We reduced our workforce from the executive level on through the production crews. We have lowered our cost structure through reorganization and new or alternate benefit programs. And in many cases we have successfully improved labor efficiencies. Our warranty and service costs are also down, though we still have room for, and will make, further improvement in this area over the coming quarters.

Now I want to talk about the changes in the travel trailer division in some detail. A lot has happened since our last call and I believe we have made substantial progress. In the second quarter we reported that our 2007 models had begun to improve their market share trends. We expect that this will continue with the 2008 model year released this spring. In the third quarter, our plans for the manufacturing end of our operation were implemented. As of the end of January we had completed our production realignment. This meant that our eight U.S. plants were each building a more limited range of products, which has already resulted in labor efficiency improvement. At each plant we reduced the number of floor plans, streamlined the type of construction, and cut the number of required parts. Then last week we moved to improve capacity utilization by discontinuing production in three U.S. plants, Rialto, California, Williamsport, Maryland, and Longview, Texas. The realignment enables us to transfer production fairly seamlessly from those plants to others within reasonable proximity of our markets.

Our toy hauler products, which were being made in Rialto, California, are now going to be produced in Oregon. The Prowler, Wilderness and Terry products, that the other two plants were building, will be built in Edgerton, Ohio. No plant is building a model type that they had not built before the realignment. I feel that with these changes we are moving down the right track. Paul Eskritt, who has been leading the RV Group since mid-January, has done an excellent job in refining and implementing our strategy.

While we’re on the subject of travel trailer plants, I am pleased to announce that after more than two years of research, planning and negotiation, we will begin operating a plant in Mexicali, the capital of Baja California, in May. This new facility will build our value-priced travel trailer products, Pioneer and Mallard, for sale in the southwestern U.S. Before production begins, the 12 lead engineers will have participated in an intensive seven weeks of training at our manufacturing facilities in the Pacific Northwest and will be well versed in the construction of Fleetwood products. Let me emphasize that the Mexicali plant is part of a long-term strategy to produce the best quality and highest-value products in the market.

I want to give you a quick backlog report, current as of last Friday. We have 2,002 units in our travel trailer backlog, which is down 63% from this time last year when we had 5,342, excluding about 1,830 FEMA units. In folding trailers we have 25 units in backlog compared to 226 units last year. While that is a low number, we have been receiving enough orders each week to continue scheduling full work weeks and we expect that to continue. In motor homes we have a healthy 1,402 units in our backlog, compared to last year’s level of 1,176 for a 19% increase.

Moving on to our Housing Group: As we’ve said a number of times, these operations are very efficient despite the depressed levels at which the Group has been required to operate. Because of measures we’ve taken, we believe that we’re well positioned to take advantage of modular business development in the Gulf Coast area or any upturn in the HUD code business.

We have some exciting initiatives in the works, particularly related to Trendsetter Homes, and as our efforts there mature into firm orders and signed contracts, we will keep you informed. Our backlogs in the Housing Group are currently 556 units, down 54% compared with 1,213 units at this time last year, but up 41% from what they were at the end of the third quarter. At this point I am going to turn the presentation over to Boyd to discuss the Company’s financial situation in more detail.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Thank you, Elden. Third quarter consolidated revenues were $443 million, down 24% from last year’s $584 million. Last year the RV and Housing Groups benefited from the sale of units for use in disaster relief efforts for the Gulf Coast, which generated approximately $129 million of revenues. Excluding these revenues, overall sales to our dealers were down about 3%. Sales for the Housing Group dropped 48% or 28% without the FEMA business. Most of the decline in dealer sales came in California and Florida, where we hold the number one market position and where industry sales were relatively strong a year ago. We believe that these two states, as well as Arizona, have been impacted because a large number of our customers there move into our homes after retirement. As the site-built housing market has slowed throughout the country, the sale of their primary residence has been delayed. This in turn delays the purchase of their new Fleetwood home, accounting for a portion of the slowdown in these very important states.

In the RV Group sales were down 11%. Motor home sales were up 26% to $228 million, but not enough to offset 52% and 7% declines in travel trailer and folding trailer sales respectively. Eliminating $72 million in prior year sales of emergency living units from the comparison, travel trailer division revenues declined 16% and, for the RV Group as a whole, revenues actually improved by 10%. Sales were up in all motor home product segments compared to the prior year, with Class A showing the most growth. After 20 months of negative year-over-year industry comparisons, the Class A segment gained some momentum during our third fiscal quarter. Industry statistics in both wholesale and retail sales since November have been encouraging and we’re pleased to note that our increase in sales outpaces industry trends. Travel trailer division sales fell $87 million year-over-year, while sales to our dealers declined 15%. Folding trailer revenues for the quarter were off $1 million from last year, but our industry leading market share in this business improved during calendar 2006. Our consolidated operating loss was $24.9 million compared with income from operations of $11.9 million in last year’s third quarter.

The primary factors contributing to this year’s decline were the following:

•                  the negative impact on the year-over-year comparison caused by the absence this year of the volume and efficiencies generated by last year’s disaster relief business;

•                  Tougher industry conditions in both RVs and manufactured housing, which led to lower towable and Housing Group revenues.

•                  Lower gross margins where the overall percentage fell to 13.2% from 19.1% because of the following — One, the prior year benefited from the significant manufacturing efficiencies as a result of producing large quantities of similar units for disaster relief; two, revenues dropped 48% in the Housing Group, which is often our highest margin operation; three, competitive conditions in all segments of our business were tougher; four, labor efficiencies in travel trailers were negatively impacted by the introduction of new fifth wheel products; and five, the Housing Group and travel trailer division worked short work weeks in some plants to balance production with lagging demand in difficult markets.

•                  On the other hand, gross margin improved in the motor home division, primarily due to higher sales and greater efficiencies.

•                  Our operating loss was exacerbated by $4.1 million of restructuring costs, consisting of $2.8 million of asset impairment charges related to an idle housing plant and $1.3 million in severance payments.

•                  Positive influences on operating income included the initial results of our cost reduction actions implemented in the second and third quarters, lower warranty expense and reduced incentive compensation.

We incurred a consolidated net loss of $29.9 million in the third quarter compared with net income of $1.4 million in the prior year. As mentioned in last quarter’s call, we took steps in August to reduce our operating expenses to better align our cost structure with market conditions at that time. Further, in January we implemented modifications to certain benefit programs, which will save the Company about $15 million annually. A little over half of this amount will enhance our gross margin, with the remainder being reflected as a reduction to operating expenses. Together, these changes will result in annualized savings of $40 million, or about $10 million per quarter, including the fourth quarter that is currently under way.

Over the past two years, by exiting unprofitable businesses and through additional restructuring, we have significantly reduced overheads. Operating expenses in the third quarter were $19.3 million below the prior year. Warranty and service costs represented $5.7 million of this reduction, mainly due to housing reorganization actions. The remainder was in G&A expenses, before impairment and severance costs. This G&A reduction amounted to $12.7 million due to cost reduction actions and lower incentive compensation.

For the nine months ending in January of this year, we incurred an operating loss of $48.4 million compared to income from operations of $21.2 million in the prior year, which contained 40 weeks versus 39 weeks this year. The year-over-year deterioration in earnings was the result of most of the same factors mentioned earlier.

We used $41.6 million of cash in operating activities in the third quarter compared to $80.8 million used last year. The cash used this year was mainly the result of the net loss and an $11.5 million reduction in employee compensation and benefit liabilities. The use of cash from operating activities in last year’s third quarter was primarily related to increases to receivables and inventories of $45.9 million and $14.3 million respectively. Last year’s receivables were unusually high due to longer collection periods related to FEMA sales. Now I will turn it back over to Elden to address our outlook.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thanks, Boyd. It would be wonderful if the progress that we were making as a Company was as readily apparent to you and our financial results as it is to those of us who are implementing the changes. As most of you know, our markets have not been cooperating, but I am confident that you will soon begin to see consistent financial progress, which has been one of my primary goals from the beginning. The challenges of the past two years have been stimulating and I still very much enjoy being part of Fleetwood and am very proud of our team. I firmly believe that the strength of our position as a market leader in both the RV business and the factory-built housing industry will only continue to grow as we capitalize on the opportunities available to us. It continues to be a goal for Fleetwood Enterprises to be the most respected manufacturer in our industries, producing recreational vehicles and factory-built housing that exceeds our customer’s expectations, while generating industry-leading returns for our shareholders. I believe that we have a clear focus on that goal and we are making good progress towards that objective. That concludes our prepared remarks. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first question comes from Ian Zaffino from Oppenheimer. Please go ahead.

Ian Zaffino - Oppenheimer - Analyst

Thank you. Good afternoon or good morning over there.

Elden Smith - Fleetwood Enterprises, Inc. - President  & CEO

Good afternoon, Ian.

Ian Zaffino - Oppenheimer - Analyst

Just wanted to get into the whole realignment a little bit. The first question would really be what does this take capacity to as you discontinued these plants? What type of levels were you at before and where will you be? And then I have a follow-up.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Ian, this is Paul Eskritt. The capacity that we had, that we ran last quarter in travel trailers was 48%. If we would have started the quarter without the three plants in operation, we would have been at a 65% capacity.

Ian Zaffino - Oppenheimer - Analyst

Okay. So if I dig a little bit deeper into this, can you give us maybe a band or range of what your expectations are that you think you’re right-sized for — in that if business is down X amount, we’re okay, we don’t need to cut more, or if business picks up X amount, we don’t need to hire more people or bring more capacity online? Can you give us some type detail or some color there?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Ian, this is Elden. I am not sure that we really approached it from that point. We’ve looked at it more on a basis of what we think the next year will be based on industry forecasts and our anticipated market share, which anticipates an increase in market share, and looked at it from that standpoint. We do have obviously some latitude in there and we expect we’ll continue to work on other opportunities to improve efficiency. But I don’t think we can give you a reasonable number in terms of a bandwidth.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Just to follow up, this is Boyd, Ian, just to follow up on that, the 65% kind of pro forma capacity utilization with the three plants closed gives you a pretty good idea. That percentage, again on a pro forma basis, would be slightly lowered by the opening of the Mexicali operation, but we would be well over 50% during the seasonally slow third quarter, again on a pro forma basis. Any uptick would require additions to, say, our workforce, but not additions to capacity for quite some time.

Ian Zaffino - Oppenheimer - Analyst

Great. Thank you very much.

Operator

Our next question comes from John Diffendal from BB&T Capital Markets. Please go ahead.

John Diffendal - BB&T Capital Markets - Analyst

Good morning or afternoon.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Good afternoon, John.

John Diffendal - BB&T Capital Markets - Analyst

I wonder if — I also want to talk about the travel trailer realignment and the Mexicali plant. So I think the press reports have certainly indicated that the three closed plants were almost 1,000 people. Can you talk about the number you expect to hire down in Mexico, how much more that will come back up again? And we obviously have this interplay between utilization improvement plus the realignment of the efficiency of the plants, and I want you all, if you can, to talk about in the last couple of quarters lost in this — it has been your biggest source of losses obviously in the mid-teens in millions, mid to upper teens. What these moves, how much do you expect to sort of save on that? I mean trying to get a sense on how quickly we can force that operation back to profitability just on the capacity and efficiency realignment?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

John, this is Paul Eskritt. With respect to kind of plant size in Mexicali, most of our travel trailer plants run in that 2 to 300 hourly range. It will take awhile to ramp that operation up. When you look at annualized savings as far as this move, we’re looking at projected annualized savings of around $10 million a year based on the closure of the three factories combined. And just from an efficiency standpoint, when you look at our numbers, we’ve actually, with the realignment we started the beginning of last quarter, we’ve actually improved our efficiency about 10 points based on running like-type product down each production facility’s line. This is just a little bit of a further consolidation by adding our Prowler, Terry, Wilderness products into Edgerton with our ultralite product that is there already. So it doesn’t overly complicate that factory and we still expect to get continued efficiency gains going forward.

 John Diffendal - BB&T Capital Markets - Analyst

Make sure I understand. You say the change in the running fewer models plus — are you mixing that in with that on the 10 points of efficiency? I’m not sure I understand what you mean by 10 points of efficiency.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

10 points of efficiency that we gained this past January quarter was a result of roughly the start of the January quarter realigning our current factories at that time.

John Diffendal - BB&T Capital Markets - Analyst

Right.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

What we did was we went away from kind of regionally supplying each of our products to more of a larger region running more like products down each line for a family of maybe two or three factories in the east and the same in the west. That’s where we got our gain. That’s what we talked about over the past quarter. We expect that gain to continue even with the consolidation we just did.

John Diffendal - BB&T Capital Markets - Analyst

Right. And is there a way for you to transfer that into dollars for us, in terms of what 10 points gives you?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

10 points — the way I would make that assumption is about 10 points of efficiency is plus or minus fairly close to 10 points of labor percent of sales.

John Diffendal - BB&T Capital Markets - Analyst

In other words, it increases your gross margin by 10 points, is that what you’re saying?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

No, it would be roughly 200 basis points, John.

John Diffendal - BB&T Capital Markets - Analyst

Of margin for the travel trailer?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Margin on sales.

John Diffendal - BB&T Capital Markets - Analyst

On sales, got it.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

John, one other thing I would add is that the adjustments that we made to production do leave us with, in the United States, with just our best operating plants. They’ve been our most efficient plants over a long period of time, have very experienced capable workforces and leaves us with just kind of the cream of the crop in terms of the plant operations. And the consolidation also permitted us to move some people and further strengthen the already strong management teams at those locations, so — although not something we can quantify, the intangibles of that should also be valuable to us.

John Diffendal - BB&t Capital Markets - Analyst

Okay.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

And I might also add, John, and this applies mostly to the Southern California operation, is many of the associates there will have the opportunity to be picked up at our motor home operation here, which is taking production up for the seasonally strong spring. So that as you look at a total number of 1,000, the net number will ultimately be less than that.

John Diffendal - BB&T Capital Markets - Analyst

Okay. And just take it one step further. So obviously there is still transitions here in the April quarter related to all of this. As you exit the April quarter, these moves, the combination of adding the plant, taking the other two plants out and having streamlined the efficiency of the remaining organizations, would it be — assuming that market conditions are basically where they are today, does this drive you to a profitable or breakeven operation in travel trailers going into the next fiscal year?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

It does not, John, or at least we would not anticipate that it would get us there. We talked about the $10 million in the annualized savings, probably 2% in prime costs as a result of the already gained labor efficiencies. We expect more upside from that, but it would not quite get us there until we get a few other things under our belt.

John Diffendal - BB&t Capital Markets - Analyst

Right. Just one last question on manufactured housing. Lost a little bit of money, not horrible given a 35% utilization rate, but you did mention making some moves there. Would we assume that, this is at the bottom of the winter period, you still feel like the plant base you have in place there should be left as is or given that number that we should expect some plant closings going forward?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

John, this is Charley. Right now we’re still evaluating it. It is one of these things that we’re looking at on a daily basis and it all hinges on what the next four to six weeks does probably. But we’re not really uncomfortable with right where we are, especially if we start to get a seasonal uptick in business, which incidentally we are seeing in some parts of the country. It will tell us a lot and we’re just evaluating it now until the end of the quarter.

John Diffendal - BB&T Capital Markets - Analyst

Right.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

John, this is Elden. As I indicated in my remarks, we anticipate that we will have opportunities down the road to convert some of these plants to modular production.

John Diffendal - BB&T Capital Markets - Analyst

Right.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

So we’re keeping our options open there, but as Charley indicates, looking at it virtually daily.

John Diffendal - BB&T Capital Markets - Analyst

Great. Thank you.

Operator

Our next question comes from Kathryn Thompson from Avondale Partners. Please go ahead.

Kathryn Thompson - Avondale Partners - Analyst

Thanks. I just want to tag along on that manufactured housing question. You did in the quarter with 35% capacity utilization and I know that in the southeast and, correct me if these numbers are not right, you have eight active facilities in the Gulf region but ten idle facilities. What is your stance, A, with either selling these facilities, what’s the status on that, and understand the need to keep certain geographic locations, but just want to understand better why you haven’t been a little bit more aggressive in scaling back your overall manufacturing base for your manufactured housing division?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Kathryn, this is Charley. You are asking that about the plants that are idle but not for sale, is that part of the question?

Kathryn Thompson - Avondale Partners - Analyst

That’s correct.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Several of those plants, and I don’t have the number off the top of my head, but most of what is not for sale are plants that are dual plants on the same property and actually within the same — within — inside the same fence as some existing operating plants. Because of that it makes it more difficult to sell those. The others by in large are all for sale with the exception of one or two that are currently leased. And the other part of your question?

Kathryn Thompson - Avondale Partners - Analyst

Well, it touches a little bit on your dual plant situation. I understand the need to keep certain geographic, strategic geographic locations, but just want to get at your thought process of why you have not been a little bit more aggressive and scaling back operations. Palm Harbor last week closed a facility and my understanding is the industry — now, you’re having three to four-day work weeks. Just want to get your thoughts for near and long-term strategy with your overall plant structure.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

We’ve actually, as you recall, closed or consolidated four facilities in the last two quarters but, beyond that, as we said to John’s question awhile ago, we actually are evaluating this thing right out through the end of this quarter. And there are a couple opportunities that we believe are very close at hand that will cause us to make — help us make a decision if they don’t materialize by the end of our quarter. But we believe that they will.

Kathryn Thompson - Avondale Partners - Analyst

Okay. Great. As far as switching over to travel trailers, how much of the quarter was impacted by any discounting?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

January quarter, Kathryn? This is Paul Eskritt.

Kathryn Thompson - Avondale Partners - Analyst

Yes, that’s correct.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

We have seen over the last probably four or five months more intensive discounting by everybody in the industry. We had some extra discounting in this past quarter, and again as all the manufacturers try to align their capacity around what the industry needs are, it will probably be intense for, I would guess, a little while longer.

Kathryn Thompson - Avondale Partners - Analyst

How do you feel today versus the last conference call in terms of overall dealer inventories for your products?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul Eskritt again. I probably a couple three months ago I felt pretty comfortable. We have been gaining shelf space and dealer inventory. Recently, with the downturn that we’ve seen, I’ve got a little bit of concern with respect to where we’re at, as with any other downturn you would ever see. So ours are probably a little bit high at this point in time and we need some time to work that off.

Kathryn Thompson - Avondale Partners - Analyst

Could you just help me, when did you start seeing a little bit more of a downturn in sales? Is it the past three or four weeks or stemming back to late 2006?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Late 2006.

Kathryn Thompson - Avondale Partners - Analyst

Okay. And going back to manufactured housing, I meant to ask this earlier. How many plants are certified modular plants in the Gulf region? Or that can be converted easily.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Kathryn, actually right now, I think, in the Gulf region there are three plants that are certified for modulars.

Kathryn Thompson - Avondale Partners - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

And one dedicated to modular — one of those dedicated to modular production.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

And I may be wrong about that. We might have four. There may be a second one in Texas that I am not quite sure of right now.

Kathryn Thompson - Avondale Partners - Analyst

All right. Is it safe to assume, and this is more for clarification, you had some verbiage in your press release about Q4. I assume that includes restructuring costs related to your travel trailer plant closure.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Yes, it does.

Kathryn Thompson - Avondale Partners - Analyst

Great. Thank you very much.

Operator

Our next question comes from Jay McCanless from FTN Midwest. Please go ahead.

Jay McCanless - FTN Midwest - Analyst

Thanks for taking my call.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Hi, Jay.

Jay McCanless - FTN Midwest - Analyst

When you look at the HUD code numbers that we saw on Tuesday, which are — continue to get worse each month, do you still believe that there is going to be consolidation among the different manufacturers in the space and with the numbers continuing to get worse, do you believe that the contraction or the rationalizing of the players is going to happen through attrition or through people being bought or sold?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I’ll start at the back end of that. I think there will be attrition. I think there will be consolidations, the manufacturers being bought or sold. We have seen some attrition already and every time that happens it increases our opportunity to increase the amount of shelf space that we have on many dealers’ lots. So it works to our benefit. I think it is very reasonable to expect that as long as the industry stays at this level or declines, that the smaller, more regional manufacturers with less flexibility are very vulnerable.

Jay McCanless - FTN Midwest - Analyst

Okay. What do you estimate the total productive HUD code capacity there is in the industry right now?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Wow.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I don’t know that we have an internal. There may be an industry.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

It is probably just slightly north of 200,000 units, would be my guess.

Jay McCanless - FTN Midwest - Analyst

So it is still above 200?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I think so, although not significantly, and it may not be there, but my best guess is it would be slightly above 200.

Jay McCanless - FTN Midwest - Analyst

Okay. Any update on the alternative, FEMA alternative housing pilot program from the states?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Not a real update, Jay, other than what you already heard, I think, from some of our — on some of your other investor calls. But we’re still expecting an RFP, maybe in the month of March yet, but I think they’re still having whatever kind of issues they must be having with the trying to decide on the specs and so forth from those states.

Jay McCanless - FTN Midwest - Analyst

Okay. Thank you.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

You’re welcome.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Robert Rodriguez from First Pacific Advisors. Please go ahead.

Robert Rodriguez - First Pacific Advisors - Analyst

Good morning, gentlemen.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Good morning, Bob.

Robert Rodriguez - First Pacific Advisors - Analyst

I was just curious when you commented about $10 million in savings and 2% in prime costs but that won’t get you there to your breakeven level, that you need other things under the belt, I think was the quote. Could you be a little bit more explicit about what you were referring to there?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

This is Boyd. I will let Paul be more explicit on my comment.

Robert Rodriguez - First Pacific Advisors - Analyst

Yes, left me wanting.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul Eskritt. I have been asked this for about seven or eight weeks now and have been very involved in a lot of travel trailer meetings with our folks. We have brought in all of our salespeople to kind of lay out the product plan for model year 2008 and with that we made a number of changes. But when you look at our overall business it is not going to come from one or two changes. It is going to come from a multitude of changes. And just some observations that I think I can maybe give you right now. Capacity utilization has been an issue. It is one of the reasons why we made the adjustments we did. Also when you look at our product offering, we’ve made significant improvement over the last year. We have got to continue to add more value into our product at the price points we plan. And in addition to that, simplify our product offering to both our customers and our dealers. So we’re going through and rationalizing what our product offering is to our dealers. We’re looking at also differentiating our brands. And we have opportunity, I think, in parts and standardization consolidation, so we’re looking at a whole lot of areas right now.

Robert Rodriguez - First Pacific Advisors - Analyst

It still leaves me wanting in the sense that if you’re at 65% and that doesn’t get you there, and you’re going to have Mexicali, and that will bring you back down to the 50’s, with what you’re doing right now, can you give us a sense of a capacity utilization level that you need to be at with all the restructuring that you’ve done that would get you to — closer to a breakeven level?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

This is Elden, Bob. We see market share improvement, which we had not had for a number of years. We stemmed the losses in market share that we had. We see volume improvement along with that market share improvement. We see moves into products with higher margins, in other words more fifth wheel products in our lineup than what we’ve had previously. We will see margin improvement, significant margin improvement in our Mexicali operation. We’ll see, we believe, margin improvement through overall efficiencies, that we’ll see in adding the volume we take from the three closed-down plants to the surviving plants. Exactly how the numbers are going to come out yet, we are not certain. But we don’t think we’re going to be far from breakeven at the numbers we were looking at in terms of 60% capacity utilization and we will improve from there.

Robert Rodriguez - First Pacific Advisors - Analyst

Okay. I will let that one die for a moment. The other thing is that in terms of your balance sheet, can you give me a sense on the inventory levels, you’ve had these declines and all and on a year-over-year basis, whether you’re going to be working a little bit harder on reducing the working capital intensity?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Bob, this is Boyd. We will be and I think there are opportunities, probably more on the RV side — although fairly significant improvement has been made — there is probably more opportunity on the RV side than on the housing side.

Robert Rodriguez - First Pacific Advisors - Analyst

What do you think that opportunity is? Is it another $10 million?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Paul?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Our biggest focus area right now, Robert, is in the finished goods area and continuing to work that down with the slowdown that we’ve seen on the travel trailer side.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

And obviously that’s a seasonal number, Bob.

Robert Rodriguez - First Pacific Advisors - Analyst

I realize that.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

It is probably $10 million on a steady state basis.

Robert Rodriguez - First Pacific Advisors - Analyst

That’s why I picked that number. Okay. All right, then, so that’s an area there. Also the last question I have is can you just be a little bit more clear: on the income statement you had the other operating expenses that went from $582,000 to $4.063 million, I am assuming there are some charges or something else that are buried there, but if you can just clarify that?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Restructuring, including some severance and then roughly $3.5 — no, approximately $3 million in an impairment charge at an idle housing facility.

Robert Rodriguez - First Pacific Advisors - Analyst

That’s where it is. Thank you very much, gentlemen.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Alvin Concepcion with Citigroup. Please go ahead.

Alvin Concepcion - Citigroup - Analyst

Just wondering, there has been some recent press about FEMA auctioning off trailers at significant discounts and they mentioned dealers were concerned about them flooding the market and potentially depressing prices. Have you seen any impact from this or heard from dealers about this?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We haven’t seen anything specifically yet. The majority, if not all of those so far, are in the travel trailer area and not the manufactured housing type units. And there, if you look at those products, those are not traditional travel trailers. They’re not self contained. They have household type plumbing and electrical systems in them. They are certainly better suited for park-type use or small construction office use and things of that sort. Now, that’s the FEMA-specific unit. There are a group of units that nobody has a real good handle on that were conventional travel trailers that were sold as temporary living units. And to this point it looks like they will hit the market at a discount, but they are used units and they are probably going to be more appealing to people who would be buying new product rather than new — I mean, buying used product as opposed to new product. At this point I guess in a nutshell we haven’t seen any impact that I’ve heard of. There is concern about it but nothing that we would quantify.

Alvin Concepcion - Citigroup - Analyst

Can you talk about the promotional environment within manufactured housing, just how that is going?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I’m sorry?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Discounting programs…

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

Oh, discounting. I’m sorry. I don’t think it is rampant, but it is certainly more prevalent today than it has been in the last several months. And maybe beyond discounting, I am seeing a little more aggressive pricing of new products, newly introduced products to address some parts of the market and to be a little more aggressive as a manufacturer may — in terms of his way of approaching the market now.

Alvin Concepcion - Citigroup - Analyst

Okay, great. And then I think on your last conference call you mentioned potentially launching a Class C Sprinter chassis mid-summer, but availability might be an issue. Do you have an update on that, if availability is going to be an issue for that?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul Eskritt. Right now we do not see any availability issues. There was a little bit of slow start-up with a Mercedes factory, but I do not see any availability issues at this point.

Alvin Concepcion - Citigroup - Analyst

Okay. Thank you.

Operator

Our next question comes from Frank Bisk from Pilot. Please go ahead.

Frank Bisk - Pilot - Analyst

Good afternoon. Thanks for taking the call. Maybe you said this already but just talk a little bit more about the Class A motor home and kind of what you saw through the quarter? Was January better than the previous months and maybe even February, what’s going on there?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul Eskritt. We’re basically — what I am seeing right now is the market over the last couple of months has kind of bottomed out year-over-year comparison-wise from a Stat Surveys retail standpoint. We’ve done our fair share of business in the January quarter based on the results we showed, and I think we’re going to continue to grow market share on the Class A side of the business. But what we’re seeing is really a stabilization after two years of kind of year-over-year declines, we’re starting to see that stabilize the last couple months of retail data and that’s continuing on into what we’re seeing in January also.

Alvin Concepcion - Citigroup - Analyst

Okay. And so in terms of the industry, it is kind of stable, flattish, but you’re certainly taking share is your take?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Yes.

Alvin Concepcion - Citigroup - Analyst

And did you mention discounting? I know you talked about discounting. I wasn’t sure if that was in motor homes Class A?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

What we’re kind of seeing in the environment from a discounting standpoint, it’s fairly flat right now. There is sporadic discounting on the motor home side of the business, but for the most part capacity has been adjusted by a lot of the manufacturers and we’re pretty much meeting retail demand in general in the industry. Discounting has at least ebbed from a year ago.

Alvin Concepcion - Citigroup - Analyst

Great. Thank you very much.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Barry Vogel from Barry Vogel & Associates. Please go ahead.

Barry Vogel - Barry Vogel & Associates - Analyst

Good afternoon, ladies and gentlemen.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

How are you doing, Barry?

Barry Vogel - Barry Vogel & Associates - Analyst

Good. Paul Eskritt, I want to go back to motor homes for a moment. You had a reasonable profitability in the January quarter and, of course, we’re heading into the season. Is it logical to expect if your product is helping you achieve this and of course the gains in market share, that seasonally you should earn more money in motor homes in the fourth quarter than the third quarter? Is that reasonable?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

That’s probably a reasonable assumption.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. And can you tell us which of your Louisville introductions have been the most successful or is it too early to tell in motor homes?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

I would say it is a little early to tell. What we’ve obviously seen with a number of the new products that we put into Louisville, there is always that initial pipeline build to get units out in dealer inventory. Probably the most positive comments we received on our new product has been our Discovery X model, which is a front kitchen and kind of a mid-den/living area. We are running as fast as we can on production on that product right now, but all of them have been perceived very highly and that’s without a doubt the hot one.

Barry Vogel - Barry Vogel & Associates - Analyst

Could you comment on the old Coleman lawsuit?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Yes, I can comment on that, Barry. We are in appeal on that. There is an oral — hearing for oral arguments in April. And beyond that nothing has really changed.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. And I have a couple of questions for Boyd. I am still a little confused on the thing you told us about in the last quarter on the conference call about benefit reductions. I wrote down when you were doing — when you were talking on the call, and again I could be wrong because it is getting a little confusing, that in the third quarter what you would consider benefit reductions were lowered and, again these are my notes but I want to be corrected, resulted in cost savings of $11 million. And in the fourth quarter we can expect possibly about the same amount or is that an incremental amount. And beyond that if we go into fiscal ‘08 and we have a full year of these benefit cost savings, now that you know what the results are, what could we look for for overall benefit cost savings in ‘08 versus these two quarters

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

The numbers that you gave me from your notes I’m not relating to, Barry, but the benefit reductions, which were all introduced January 1, on an annualized basis should be in the neighborhood, and maybe even slightly exceed, $15 million annually.

Alvin Concepcion - Citigroup - Analyst

Where was that – if I remember correctly there were higher numbers the last quarter when you talked about this?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

The higher number that I think we talked about was $40 million annualized number, including benefit reductions as well as headcount reductions and a number of other reductions, but not including variations in incentive compensation or improvements in warranty expense.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. So it is $15 million annually now. You probably had hardly any of that in the third quarter? Am I correct?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

We had one month of that in the third quarter. And of that amount a little over half would impact cost of sales and a little less than half would be in the SG&A.

Barry Vogel - Barry Vogel & Associates - Analyst

Let’s assume it was $1 million in the third quarter. What should we look for in the fourth quarter on those benefit reductions?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Roughly $4 million.

Barry Vogel - Barry Vogel & Associates - Analyst

$4 million. So that would be $5 million for the year and next year we’re looking at $15 million?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That’s correct. So basically the $40 million that we talked about previously, that would be staged throughout the year, that includes the benefit reductions.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

We expect that because of the timing of the various reductions about $20 million of the $40 million annualized will hit — will have hit in this fiscal year. Then next year because they’re in force for a full year it would be $40 million. Now, all of that is on the actions that we took through the end of the third quarter. We now have the additional travel trailer actions that have been taken, so that would be over and above that number.

Barry Vogel - Barry Vogel & Associates - Analyst

I want to go back to Paul on similar vein. If these travel trailer moves, which have taken a long time to implement, and of course we all know the losses have been incredible, given where you are today with this recent closures and the way you have now restructured the Company in terms of travel trailers, and I know Bob Rodriguez was talking about that, about what utilization you would need to breakeven. I wanted to elaborate that a little further. Is it conceivable without the industry being very strong all of a sudden, that you can come close to breakeven in fiscal ‘08 in travel trailers?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul. We’re going really through our planning process today and over the next month or two and we’re going to have a better handle on that, but I can’t give you an answer on that now.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It’s conceivable, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

It’s what?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It is conceivable.

Barry Vogel - Barry Vogel & Associates - Analyst

All right, because that will be a big change.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Yes, it would.

Barry Vogel - Barry Vogel & Associates - Analyst

As far as modular and idle plants, Elden, I got a little confused. You said three plants are certified for modular in the Gulf region. I think I wrote down one of them is actually producing modular in the Gulf region. Is that correct?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s correct.

Barry Vogel - Barry Vogel & Associates - Analyst

Where else are you producing modulars?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

At this point in terms of pure modulars, nowhere else, just that one.

Barry Vogel - Barry Vogel & Associates - Analyst

Where else are you producing modulars that is unpure?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

North Carolina, we have another plant in Georgia that is certified to do modulars and then we have a plant in Texas that’s certified to do modulars.

Barry Vogel - Barry Vogel & Associates - Analyst

If they’re certified are they producing modulars?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

They are producing some modulars, but not all modular.

Barry Vogel - Barry Vogel & Associates - Analyst

North Carolina, Georgia, Texas and the one in the Gulf region, so you have four plants currently that one way or the other are producing modulars.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

One is 100% modular. The North Carolina plant is, what, 25%?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

20 to 25.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

And the others are pretty minimal.

Barry Vogel - Barry Vogel & Associates - Analyst

So let’s say minimal. Okay. Boyd, can you tell me how many plants, how many manufactured housing plants first of all are idle today?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Roughly 10, I believe.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. How many are for sale in the Company today?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

There’s 10 manufactured housing plants that are idle, there are nine travel trailer or RV plants that are idle. There are a total of 12 plants that are for sale.

Barry Vogel - Barry Vogel & Associates - Analyst

And if we added up the sale price, what kind of dollars are we talking about that you’d take for them?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Hmmm… that’s the one number I didn’t count on.

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

Don’t have that available, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay. Let me just see if I have any questions here. A lot of questions have been asked. On that Sprinter chassis when the answer was that you can get some, what are we looking at in terms of availability from Mercedes and what could you use, in your opinion, in terms of the number of those chassis beginning when?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Barry, this is Paul Eskritt. Right now we’re looking at a production timeframe of around mid to later summer on those. I’m always concerned about start-up at their facility because they’re going to assemble these things in the U.S., but right now we’re not hearing really any concerns on their part. A lot of it will dictate our start-up and what the market will bear.

Barry Vogel - Barry Vogel & Associates - Analyst

Because it is going to get very crowded when all of these chassis become available.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Could be depending on what manufacturers play in this.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

It won’t get hugely crowded in that there is a fairly significant qualification process that you have to go through, so they won’t just ship them to anybody that wants them or would like to have them.

Barry Vogel - Barry Vogel & Associates - Analyst

Right. Of course —

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s a certification process that we’ve gone through.

Barry Vogel - Barry Vogel & Associates - Analyst

Of course the company, your competitor, that has them now obviously doesn’t to want lose a big chunk of this market, so they probably going to — they may become aggressive in price.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I am sure they will.

Barry Vogel - Barry Vogel & Associates - Analyst

Thank you very much. Keep up the good work.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thanks, Barry.

Operator

Our next question comes from John Diffendal with BB&T Capital Markets. Please go ahead.

John Diffendal - BB&T Capital Markets - Analyst

I think there is a May date on turning the paint facilities in California from a temporary to a permanent status. Can you give us — talk about that a little bit? What sort of risk do we have that that gets turned down and if it does, what percentage of your full body paint would be affected?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s a July date, John, and at this point we have several alternatives that we can pursue and don’t anticipate that there will be a shutdown.

John Diffendal - BB&T Capital Markets - Analyst

The July is the date that…? — the Q says May… (Multiple speakers)

John Diffendal - BB&T Capital Markets - Analyst

… but is it a July hearing?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

No, no, I’m sorry - it is a May hearing, but it is a July date that the exemption runs out.

John Diffendal - BB&T Capital Markets - Analyst

Exemption runs out. So if they turn you down, you have to shut down your California paint facilities, but would there be other facilities you would use to take care of this or is it simply — and like I say, I still would like to know what percentage of your motor homes are painted there?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

First of all, I don’t think that they’re going to get shut down, because there are other potential remedies that we can pursue. There’s robotics as well as additional scrubbers and things of that sort. Paul, you can go ahead and give him the percentage on that.

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

When it comes to our gas product, John, I would say most of our product, but all of our Class C’s with the exception of only a couple are non-full paint, and those are under a different — at a different facility because we have two operations there. So I would say you’re probably looking at 20% maybe as far as products that are full paint.

John Diffendal - BB&T Capital Markets - Analyst

They would be done there and more of it is gas than diesel?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Our full paint is on all of our gas products except for two brands.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We don’t produce any diesel products in California.

John Diffendal - BB&T Capital Markets - Analyst

There is no diesel in that that would be painted there?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

That is correct.

John Diffendal - BB&T Capital Markets - Analyst

Okay. And then you all have mentioned you’ve had the number one position in California and Florida on the MH side. Charley, you seemed to — you indicate that you were seeing some seasonal improvement in parts of the country. Can you talk about that generally but also maybe address what you’re seeing currently right now in those two markets?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

John, the two markets you mentioned probably are still… have not started to recover in terms of — or had not started to improve for us over the past — where they’ve been over the past few months. The area that I referred to when I said seems to be picking up is mostly in the East with the exception of Florida. In fact, it is the entire eastern area of our country — of our eastern region with the exception of Florida. And it is actually been picking up for almost two months now, actually the last seven weeks. So it is pretty encouraging and it kind of goes in line with some of what you discovered in talking to finance companies recently about their improved applications.

John Diffendal - BB&T Capital Markets - Analyst

Right. So you are hearing some feedback that that may be helping that — but you’re not seeing it so much in the West at this point?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

We’re not yet, no, but we’re seeing improved order writes in the East with the exception of Florida, and at all plants, to the extent that we probably, although not probably, we are in the process of actually easing production back up in about three of those facilities.

John Diffendal - BB&T Capital Markets - Analyst

Great. Thank you so much.

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

You’re welcome.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Jay McCanless from FTN Midwest. Please go ahead.

Jay McCanless - FTN Midwest - Analyst

Hi. I wanted to follow up on the Mexicali plant and I don’t believe — I didn’t hear, you all may have given it out before, but what is the CapEx you’re estimating to spend for that and is there going to be any other kind of cost drag over the next two to three quarters?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

Jay, this is Paul Eskritt. I don’t have the breakout of how much is CapEx versus spending for start-up, but we’re targeting right now tops of a $2 million number in kind of one-time costs to get this going.

Jay McCanless - FTN Midwest - Analyst

So this will be a greenfield plant or are you all converting an old facility?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

It is a greenfield and it will be a leased facility by the way.

Jay McCanless - FTN Midwest - Analyst

Okay. And so are there any other — besides the labor advantage — are there any other advantages to you opening this plant in Mexico in terms of maybe tax structure, et cetera?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

The labor advantage is significant and then there are other kind of overhead kinds of costs depending on what state you want to stack it up against. We also — it is sort of an unusual situation in that we are able, because of the market there and the educational system there, our lead men are all degreed engineers and so we really expect to perhaps do some things with quality and innovation that may be more difficult in some of our existing facilities.

Jay McCanless - FTN Midwest - Analyst

And so the savings that you expect to get from this move, from moving the production to Mexicali, outweighs the potential cost of closing or the cost of closing the Rialto plant?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That’s true, but it’s not — the two are sort of unrelated. We began the Mexico initiative more than two years ago and the closures of all three plants were more related to the recent downturn in the market. And I — but I will say this, the ongoing savings as a result of the discontinuance of production at those three plants will save us about $10 million a year and I don’t believe we quantified it earlier and we probably should on this call. We estimate that our onetime costs, which will impact the fourth quarter, will probably be about $4.5 million, so we’ve got about a five-month payback on those onetime costs, ignoring the advantage of Mexicali.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Jay, also the product that’s going to be produced in Mexicali is not product that was being produced in Rialto. So it is not a replacement situation and, as Boyd indicated, this was an initiative that’s been going for quite some time and a commitment to Mexicali was made months before the decision was made to close Rialto or any of the other plants.

Jay McCanless - FTN Midwest - Analyst

Okay. You said — Boyd, you said it was going to be $4.5 million in costs to shut down the three plants in the U.S.?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That’s our best estimate.

Jay McCanless - FTN Midwest - Analyst

And will all that hit in the fourth quarter?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I believe virtually all of it will.

Jay McCanless - FTN Midwest - Analyst

How long — I know, Elden, when you and I talked the other day you said that you expected the ‘08 model year RVs to start shipping sometime in April. And how soon with moving these lines and moving the production in the other plants, how soon do you expect the toy haulers, for example, going from Rialto to the Oregon plant? How soon do you expect those to start rolling off the line? How much of a lag are you looking at?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

We are not looking at any lag. It will be virtually a seamless transition. There will be no delay in the new model introductions. In fact, because of the improved efficiencies we may actually do a little better than might have otherwise been anticipated.

Jay McCanless - FTN Midwest - Analyst

Okay. Great. Thank you.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you.

Operator

Our next question comes from Eddie Sharp from Sharp Associates. Please go ahead.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Operator, we’ll take one more question after this, thank you.

Eddie Sharp - Sharp Associates - Analyst

Leaving aside that $4.5 million onetime cost for the closing of the three plants, would you expect that the travel trailer operating income would be less than the $17.5 million loss you just reported for the quarter ended?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I don’t think we’re going to be any more specific about our guidance that we’ve been up to this point.

Eddie Sharp - Sharp Associates - Analyst

Okay. All right. But certainly is it likely that in the second calendar half that travel trailers would be close to breakeven if not profitable?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

I think there are so many variables, many of them related to the market, not just volume wise, but also pricing wise in the promotional environment that it is difficult to say. But as the year goes on, I expect that except for seasonal fluctuations we will make steady progress.

Eddie Sharp - Sharp Associates - Analyst

Okay. And have the discounts gotten worse since you indicated in February how bad they were or that they were gotten worse? What about the incentives? Is that yet become much of a factor and will it?

Paul Eskritt - Fleetwood Enterprises, Inc. - EVP RV Group

This is Paul Eskritt. In general what we’re seeing is obviously a very, very tight competitive market from a travel trailer standpoint. So when you look at over the last number of months, incentives, all different varieties, are out there from manufacturer standpoint, so we’ve seen that market really tighten up just because of what’s happened with our dealer inventories and our competitors’ dealers’ inventories as they try to bring their inventories down it’s gotten very competitive. Motor homes less so.

Eddie Sharp - Sharp Associates - Analyst

Thank you.

Operator

Our last question comes from Michael Christodolou from Inwood Capital. Please go ahead.

Michael Christodolou - Inwood - Analyst

Just several last questions about the manufactured home side of your business. Your 35% utilization, that’s after these most recent closures in Southern California and Georgia, is that correct?

Boyd Plowman - Fleetwood Enterprises, Inc. - EVP & CFO

That’s correct.

Michael Christodolou - Inwood - Analyst

And if you did, this is just in proportional math, if you just kind of give me some directional guidance. If you did 22,600 homes last year and revenues are running down say 35%, 40%, are you on track to do about 15,000 this year?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

I think it is just north of that.

Michael Christodolou - Inwood - Analyst

Okay, understand there is mixed issues at hand. And so if you’re at 35%, you really have capacity to make about 40,000 homes?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

If that’s what the math says, I think you’re about right about that.

Michael Christodolou - Inwood - Analyst

And in your backlog of 556 homes, I know you have had some sequential recovery there, what percentage would be modular and what percentage would be MH?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

We don’t have any modular in that, with the exception of one of our plants up in North Carolina there could be a handful and that would be it.

Michael Christodolou - Inwood - Analyst

The Trendsetter brand, is that, I’m relatively new to your company, is that something you have established recently and could you elaborate as to the alliances you’re seeking to establish with builders or others in the Gulf region?

Charley Lott - Fleetwood Enterprises, Inc. - EVP Housing Group

The Trendsetter brand is a new brand for us and it is the brand we’ve selected for our modular division. I think it might be a little premature on elaborating on the alliances that we plan in the Gulf, with the exception of I could say that it is our intention to market and sell that product through builders and developers and not through retailers as we do on — over on the HUD side.

Michael Christodolou - Inwood - Analyst

And my last question, one of you gentlemen made reference earlier to the fact that there is some seasonal pickup, but you’re looking for some other things to happen — if they don’t materialize, and I am not sure that you finished the sentence, but I would be curious if either some military housing business or some final breakup of the logjam such that you see some Gulf business or that you just see a general recovery in manufactured housing? I am wondering if you can elaborate as to, qualitatively speaking, what factors are you hoping to see before you might take a cut into this 40,000 of capacity that you have?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

I believe those were in my remarks and you’ve hit the other things right on the head. It will be a breaking of the logjam in the Gulf Coast region and really the signing of contracts and alliances for arrangements with builder/developers. It could well be military housing contracts and, as Charley has indicated, improvement in the HUD business. It is all of the above.

Michael Christodolou - Inwood - Analyst

Is there any magic date that the management team or the board has to see some of these realizations before taking another step?

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Well, we would like to see it tomorrow. Realistically, we expect it within the next few months.

Michael Christodolou - Inwood - Analyst

Understand. Thank you very much. Good luck.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

Thank you. Operator?

Operator

Yes.

Elden Smith - Fleetwood Enterprises, Inc. - President & CEO

That’s the end of it. I just want to thank everybody for joining us today. We look forward to speaking with you again next quarter. Thank you very much.

Operator

Thank you. Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.